EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-115570, Form S-8 No. 33-98944, Form S-8 No. 33-99218, Form S-8 No. 333-52047, Form S-8 No. 333-66284, Form S-8 No. 333-66286, Form S-8 No. 333-66322, Form S-8 No. 333-123223, Form S-8 No. 333-150961, Form S-8 No. 333-161441, Post-Effective Amendment to Form S-4 on Form S-8 No. 333-158974, Form S-8 No. 333-102255, and Form S-8 No. 333-51019) of PulteGroup, Inc. and in the related Prospectuses of our reports dated February 10, 2011, with respect to the consolidated financial statements of PulteGroup, Inc., and the effectiveness of internal control over financial reporting of PulteGroup, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Detroit, Michigan
February 10, 2011

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